Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-8) pertaining to the 2021 Equity Incentive Plan, 2021 Employee Stock Purchase Plan and 2016 Equity Incentive Plan, as amended of Recursion Pharmaceuticals, Inc. of our report dated March 3, 2021 (except for paragraphs two through four of Note 16, as to which the date is April 11, 2021), with respect to the consolidated financial statements of Recursion Pharmaceuticals, Inc. included in its Registration Statement (Form S-1 No. 333-254576) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

April 15, 2021